UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) January 26, 2007

DEVCON INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

000-07152	59-0671992
(Commission File Number)	(IRS Employer Identification No.)

595 SOUTH FEDERAL HIGHWAY, SUITE 500

BOCA RATON, FLORIDA 33432

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code (561) 208-7200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 7.01 and 8.01 Regulation FD Disclosure and Other Events

On March 6, 2006, Devcon International Corp., a Florida corporation (the “Company”), issued to three accredited institutional investors (collectively, the “Investors”) at an initial closing under that certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of February 10, 2006, an aggregate principal amount of $45 million of notes (the “Notes”) along with warrants (the “Warrants”) to acquire an aggregate of 1,650,943 shares of common stock (“Common Stock”), par value $0.10 per share, of the Company at an exercise price of $11.925 per share. The issuance of the Notes and the Warrants was completed as an initial step to the private placement of 45,000 shares of Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”), par value $.10 per share, of the Company.

Effective October 20, 2006, the Company completed the private placement to the Investors of 45,000 shares of Series A Convertible Preferred Stock in exchange for these Notes and for no additional consideration. The shares of Series A Convertible Preferred Stock were issued to the Investors in accordance with the terms of that certain Securities Purchase Agreement. The proceeds of the private placement were approximately $44,470,000 and were used in addition to other cash consideration for the acquisition of all of the outstanding capital stock of Guardian International, Inc., a Florida corporation (“Guardian”), as well as working capital and general corporate purposes.

Each share of Series A Convertible Preferred Stock is entitled to a liquidation preference equal to $1,000 per share and is convertible into 4,717,416 shares of Common Stock, representing a conversion price equal to $9.54 per share. The conversion price of the Series A Convertible Preferred Stock and the exercise price of the Warrants is subject to certain anti-dilution adjustments. In addition, the Series A Convertible Preferred Stock accrue dividends at a rate currently set to 10.6% per annum, subject to adjustment in the event the Company sells certain assets of its Materials and Construction Divisions. The dividends are payable, at the election of the Company, in cash or registered shares of the Company’s Common Stock.

In connection with the issuance of these securities, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”), under the terms of which the Company agreed to use its best efforts to cause a Registration Statement (the “Registration Statement”) to be declared effective by the Securities and Exchange Commission (the “SEC”) no later than January 25, 2007 (the “Effectiveness Deadline”). This Registration Statement would register the resale of the shares (the “Registrable Shares”) of the Company’s Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, exercise of the Warrants and in payment of the dividend obligations under the Certificate of Designations governing the Series A Convertible Preferred Stock (the “Certificate of Designations”). The Registration Rights Agreement provides that, to the extent the Company fails (the “Effectiveness Failure”) to cause such Registration Statement to be declared effective by the SEC by the Effectiveness Deadline, the Company must pay certain Registration Delay Payments in the amount of one percent (1.0%) of the aggregate Purchase Price, or $450,000, for every 30 days (pro rated for periods totaling less than thirty days) such Effectiveness Failure remains.

On October 23, 2006, the Company filed a Registration Statement to register the resale of the Registrable Shares. The SEC reviewed this Registration Statement and, as a consequence of recent clarifications by the Staff of Rule 415 promulgated under the Securities Act of 1933, as amended, the Company has encountered difficulties determining when all of the Registrable Securities may be registered and sold by the Investors. These clarifying interpretations were issued by the Staff after the Company and the Investors had entered into the Registration Rights Agreement and issued the shares of Series A Convertible Preferred Stock. Accordingly, the Company has been unable to cause such Registration Statement to be declared effective by the SEC.

The Company has made efforts to obtain a waiver of the Registration Delay Payments from the Investors, but has been unable at this time to obtain such waiver. Pursuant to the terms of the Registration Rights Agreement, the Registration Delay Payments accrue from January 26, 2007 until the earlier of the Company successfully obtaining a waiver or amendment of these Registration Delay Payments or the Registration Statement being declared effective. The Registration Delay Payments are not payable until every thirtieth day after the Effectiveness Failure. Accordingly, the first Registration Delay Payment would be due on February 26, 2007 (the “Registration Delay Payment Date”). In addition, under the Certificate of Designations governing the Series A Convertible Preferred Stock, (a) the failure of the applicable Registration Statement to be declared effective by the SEC on the date that is sixty (60) days after the applicable Effectiveness Deadline or (b) the Company’s failure to pay to the Investors any amounts when and as due pursuant to this Certificate of Designations or any other transaction document contemplated therein is defined as a “Triggering Event” allowing the Investors to require the Company to redeem all shares of their Series A Convertible Preferred Stock by the fifth business day after transmitting notice to the Company of such Investor’s desired redemption. To the extent holders of shares of Series A Convertible Preferred Stock representing at least a majority of the aggregate shares of Series A Convertible Preferred Stock then outstanding (the “Required Holders”) elect to require this redemption, under the terms of the Certificate of Designation, such redemption would be effected by the Company being required to pay in cash an amount equal to 115.0% of the face value of all or a portion, as applicable, of the outstanding shares of the Series A Convertible Preferred Stock, plus all accrued but unpaid interest and dividends. To the extent the Company’s stock price at the time of such redemption request multiplied by the number of shares into which the Series A Convertible Preferred Stock is convertible exceeds this cash payment amount, the redemption would be effected by payment of this higher amount increased by the same 15.0% premium, plus all accrued but unpaid interest and dividends. To the extent holders who do not constitute Required Holders elect to require this redemption after a Trigging Event, the Company would be required to redeem all or a portion of such shares held by those remaining holders for cash at their face value.

Based upon general statements made by certain officials within the SEC to the private equity marketplace with respect to its recent clarification of Rule 415, the Company believes an amendment of the terms of the Series A Convertible Preferred Stock and possibly the warrants will be necessary in order to permit the Company to cause a Registration Statement covering some portion of the Registrable Securities to be declared effective by the SEC. The Company has been holding discussions with the Investors as to the form these amendments will take but has not yet reached agreement with the Investors as to these terms. Approval by the Required Holders is all that is required for these amendments to take effect. No assurance can be given that the Company and the Investors will be able to agree to and enter into the necessary amendments. In addition, to date the SEC has provided very little to no public guidance regarding its recent clarifications of Rule 415. Accordingly, the Company cannot predict the SEC’s final position with respect to Rule 415.

If the Company is unable to obtain a waiver or amendment of the Registration Delay Payments set forth in the Registration Rights Agreement by the February 26, 2007 Registration Delay Payment Date and the Company is unable or unwilling to pay such Registration Delay Payments to the Investors, the Investors may allege a Triggering Event under the Certificate of Designations has occurred, granting them the right to individually redeem the face value of the Series A Convertible Preferred Stock equaling, in the aggregate, $45,000,000 in cash; and, to the extent sufficient holders constituting the Required Holders so elect to redeem, such holders may redeem in cash the Series A Convertible Preferred Stock for an amount equal to the $45,000,000 face value plus a 15.0% premium, plus all accrued but unpaid interest and dividends. Similarly, if the Company is unable to obtain a waiver or amendment of the Effectiveness Deadline set forth in the Registration Rights Agreement and the Company fails to cause the Registration Statement to be declared effective by the SEC on the 60th day after the January 25, 2007 Effectiveness Deadline, the Investors may again allege a Triggering Event under the Certificate of Designations has occurred, granting them the right to redeem their shares of Series A Convertible Preferred Stock at a 15.0% premium over the face value of these securities (or a 15.0% premium over an amount equal to the Company’s stock price multiplied by the number of shares into which the Series Convertible Preferred Stock is convertible, to the extent this number is higher), plus all accrued but unpaid interest and dividends.

On January 31, 2007, an Investor who holds 7,000 of the 45,000 outstanding shares of the Series A Convertible Preferred Stock transmitted a notice of redemption to the Company alleging the Company failed to timely pay the Registration Delay Payments to such Investor constituting a Triggering Event which gave such Investor the right to require the Company to redeem all shares of Series A Convertible Preferred Stock held by such Investor. The Company believes the transmittal of the redemption notice to be in error as the Company believes the terms of the Registration Rights Agreement provide the Registration Delay Payments are payable on the thirtieth day after the Effectiveness Failure and not on the actual date of the Effectiveness Failure. The Investor has noted its disagreement with the Company’s interpretation of the terms of the Registration Rights Agreement.

The Company believes it has certain legal defenses which would excuse the Company’s performance with respect to having been unable to cause timely effectiveness of the Registration Statement due to the unique circumstances surrounding the SEC’s interpretation of Rule 415 and the inability of the Company, the Investors and, in the Company’s belief, the general market at the time the documents governing the offering of the Series A Convertible Preferred Stock were originally negotiated to foresee this new interpretation and the impact it has been having on the private equity markets. No assurances may be given, however, that the Company will prevail with respect to these legal defenses, if it is necessary to assert them. If the Investors are determined by a third party having authority to interpret the governing documents to have the right to immediately demand a redemption of the Series A Convertible Preferred Stock or, if the Investors at some point in the future demand a similar redemption and the Company is unsuccessful at asserting the various legal defenses it believes it has, the Company could be obligated to pay the full $45,000,000 face value of the Series A Convertible Preferred Stock and, as discussed above, in certain circumstances, an additional premium equal to 15.0% of this face value. The Company does not believe it has sufficient liquidity to satisfy any redemption request which may be presented to it.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVCON INTERNATIONAL CORP.

Dated: February 1, 2007	By:	/s/ Richard Rochon
	Name:	Richard Rochon
	Title:	Acting Chief Executive Officer